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                                                                    Exhibit 10.2


                       [LAWRENCE SAVINGS BANK LETTERHEAD]


December 23, 1992


Mr. Paul A. Miller
43 Covey Hill Road
Reading, MA 01867

Dear Paul:

Over the last several years, you and the Board of Intrex (before it was liquidated) and the Executive Committee of the Board of Directors of Lawrence Savings Bank have discussed your employment agreement. Specifically, you have indicated that it was your understanding that other than the salary dollars, your contract was to be identical to the employment agreement Mr. Dwain Smith had.

The Directors of Intrex or the Executive Committee members who negotiated your employment and the related contracts were also under the impression that the contracts would be identical to Mr. Smith's employment agreements.

It has subsequently been determined that the Smith agreement contained an arbitration clause which is not included in your contract. It has also subsequently been determined that the Smith agreement had a three-year term extended annually, whereas your contract reverted to a one-year contract after the third year and then reverted to a two-year contract.

After discussion by the Executive Committee, it is their intention to change your employment agreement. Your employment agreement dated April 21, 1989 is hereby amended to include an Arbitration Clause without the provision that the Bank will pay all of the costs of arbitration regardless of the final outcome, etc.

Accordingly, your employment agreement dated April 21, 1989 is hereby amended as follows:
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Mr. Paul A. Miller
December 23, 1992
Page 2

     Section 1.04 Initial Term and Extensions is deleted in its entirety, and the following section 1.04 Initial Term and Extension is inserted.

     1.04 Initial Term and Extension. Subject to the provisions of this section and Section 3.03, the term of this employment agreement shall be for three years commencing with the effective date hereof (April 21, 1989) provided, however, that the term shall be extended automatically for periods of one year commencing on the second anniversary of the effective date and on each subsequent anniversary thereafter, unless either party gives written notice to the other, prior to the date of such anniversary, of such party's election not to extend the term of this agreement. (This means that after April 21, 1992 the employment agreement will have a two year life at each renewal.)

Your employment agreement is further amended by deleting Section 5.09 Legal Expenses and adding the following Section 6 Arbitration as follows:

     6.    Arbitration

     6.01 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by the Employee and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 6.01. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

           In any arbitration proceeding brought pursuant to this Section 6.01, or in any court proceeding to enforce or review an award of the arbitrators, each of the parties shall pay his or its own legal costs, expenses and attorneys' fees, provided, that if the issue or one of the issues if there be more than one, between the parties is whether the termination or dismissal of the
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Mr. Paul A. Miller
December 23, 1992
Page 3



          Employee was for cause, and the ultimate conclusion, whether made by the arbitrators, or by a court (in a proceeding to enforce or review the arbitration award) is that the termination or dismissal was not for cause, then the Bank shall pay (or the Employee shall be entitled to recover from the Bank, as the case may be) the Employee's reasonable legal costs, expenses and attorneys' fees incurred in the litigation. The provisions of this Section 6.01 shall apply regardless of whether the termination or dismissal of the Employee for cause was made after or as a result of a "change of control."


                                   Execution

Upon execution below by all parties, this Agreement will enter into full force and effect on the Effective Date as shown below:

LAWRENCE SAVINGS BANK                             PAUL A. MILLER



By: /s/ FRED S. TARBOX                            /s/ PAUL A. MILLER
    ---------------------------                       -----------------------
    Fred S. Tarbox, Chairman


    /s/ THOMAS J. BURKE
    ---------------------------
    Thomas J. Burke



    /s/ SALVATORE F. CATAUDELLA
    ----------------------------
    Salvatore F. Cataudella


    /s/ EDWARD F. CREGG
    ----------------------------
    Edward F. Cregg



    /s/ JOHN P. FORD
    -----------------------------
    John P. Ford



    /s/ ARCHIBALD D. MACLAREN
    -----------------------------
    Archibald D. Maclaren


                                                  December 23, 1992
                                                  -----------------------
                                                  Effective Date